Exhibit 10.7

Contract of Sale—Office, Commercial and Multi-Family Residential Premises

CONTRACT dated April 14, 2009    between

COFFEE HOLDING CO., INC   (“Seller”) and

4401 1st AVE LLC  (“Purchaser”).

Premises:                      4401 First Avenue
Street Address:
City or Town:              Brooklyn County      State of New York

                                      Block 735            Lot 40

Seller and Purchaser hereby covenant and agree as follows:

Section 1.	Sale of Premises and Acceptable Title
§1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract:  (a) the parcel of land more particularly described in Schedule A attached hereto (“Land”); (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building (collectively, “Premises”).  For purposes of this contract, “appurtenances” shall include all right, title and interest of Seller in and to (i) the leases for space in the Building, and all guarantees thereof, as shown on Schedule E attached hereto and any leases entered into by Seller between the date of this contract and the Closing (as hereinafter defined); (ii) the Service Contracts (as hereinafter defined); (iii) plans, specifications, architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Land and the Building in Seller’s possession; (iv) all operating manuals and books, data and records regarding the Land and the Building and its component systems in Seller’s possession; (v) all licenses, permits, certificates of occupancy and other approvals issued by any state, federal or local authority relating to the use, maintenance or operation of the Land and the Building to the extent that they may be transferred or assigned; (vi) all warranties or guaranties, if any, applicable to the Building, to the extent such warranties or guaranties are assignable; and (vii) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Land and the Building.  The Premises are located at or known as

4401 First Avenue
Brooklyn, New York 11232

See Schedule A annexed

§1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to:  (a) the matters set forth in Schedule B attached hereto (collectively, “Permitted Exceptions”); and (b) such other matters as (i) the title insurer specified in Schedule D attached hereto (or if none is so specified, then any title insurer licensed to do business by the State of New York) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises and (ii) shall be accepted by any lender described in Section 274-a of the Real Property Law (“Institutional Lender”) which has committed in writing to provide mortgage financing to Purchaser for the purchase of the Premises (“Purchaser’s Institutional Lender”), except that if such acceptance by Purchaser’s Institutional Lender is unreasonably withheld or delayed, such acceptance shall be deemed to have been given.

Section 2.	Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money Mortgage, Escrow of Downpayment and Foreign Persons
§2.01. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is $3,000,000.00.

§2.02. All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank or trust company having a banking office in the City of New York and which is a member of the New York Clearing House Association or (b) official bank checks drawn by any such banking institution, payable to the order of Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of one-half of one percent of the Purchase Price shall be acceptable for sums payable to Seller at the Closing, or (c) with respect to the portion of the Purchase Price payable at the Closing, at Seller’s election, by wire transfer of immediately available federal funds to an account designated by Seller not less than three business days prior to the Closing.

§2.03. (a) If Schedule C provides for the acceptance of title by Purchaser subject to one or more existing mortgages (collectively, “Existing Mortgage(s)”), the amounts specified in Schedule C with reference thereto may be approximate.  If at the Closing the aggregate principal amount of the Existing Mortgage(s), as reduced by payments required thereunder prior to the Closing, is less than the aggregate amount of the Existing Mortgage(s) as specified in Schedule C, the difference shall be added to the monies payable at the Closing, unless otherwise expressly provided herein.

(b) If any of the documents constituting the Existing Mortgage(s) or the note(s) secured thereby prohibits or restricts the conveyance of the Premises or any part thereof without the prior consent of the holder or holders thereof (“Mortgagee(s)”) or confers upon the Mortgagee(s) the right to accelerate payment of the indebtedness or to change the terms of the Existing Mortgage(s) in the event that a conveyance is made without consent of the Mortgagee(s), Seller shall notify such Mortgagee(s) of the proposed conveyance to Purchaser within 10 days after execution and delivery of this contract, requesting the consent of such Mortgagee(s) thereto.  Seller and Purchaser shall furnish the Mortgagee(s) with such information as may reasonably be required in connection with such request and shall otherwise cooperate with such Mortgagee(s) and with each other in an effort expeditiously to procure such consent, but neither shall be obligated to make any payment to obtain such consent.  If such Mortgagee(s) shall fail or refuse to grant such consent in writing on or before the date set forth in Schedule D or shall require as a condition of the granting of such consent (i) that additional consideration be paid to the Mortgagee(s) and neither Seller nor Purchaser is willing to pay such additional consideration or (ii) that the terms of the Existing Mortgage(s) be changed and Purchaser is unwilling to accept such change, then unless Seller and Purchaser mutually agree to extend such date or otherwise modify the terms of this contract, Purchaser may terminate this contract in the manner provided in § 13.02.  If Schedule C provides for a Purchase Money Mortgage (as defined in §2.04), Seller may also terminate this contract in the manner provided in §13.02 if any of the foregoing circumstances occur or if Seller is unwilling to accept any such change in the terms of the Existing Mortgage(s).

§2.04. (a) If Schedule C provides for payment of a portion of t le Purchase Price by execution and delivery to Seller of a note secured by a purchase money mortgage (“Purchase Money Mortgage”), such note and Purchase Money Mortgage shall be drawn by the attorney for the Seller on the most recent forms of the New York Board of Title Underwriters (or its successor) for notes and for mortgages of like lien, as modified by this contract.  At the Closing, Purchaser shall pay the mortgage recording tax and recording fees therefor and the filing fees for any financing statements delivered in connection therewith.

(b) If Schedule C provides for the acceptance of title by Purchaser subject to Existing Mortgage(s) prior in lien to the Purchase Money Mortgage, the Purchase Money Mortgage shall provide that it is subject and subordinate to the lien(s) of the Existing Mortgage(s) and shall be subject and subordinate to any extensions, modifications, renewals, consolidations, substitutions or replacements thereof (collectively, “Refinancing” or “Refinanced Mortgage”), provided that (i) the rate of interest payable under a Refinanced Mortgage shall not be greater than that specified in Schedule D as the Maximum Interest Rate or, if no Maximum Interest Rate is specified in Schedule D, shall not be greater than the rate of interest that was payable on the refinanced indebtedness immediately prior to such Refinancing, and (ii) if the principal amount of the Refinanced Mortgage plus the principal amount of other Existing Mortgage(s), if any, remaining after placement of a Refinanced Mortgage exceeds the amount of principal owing and unpaid on all mortgages on the Premises superior to the Purchase Money Mortgage immediately prior to the Refinancing, an amount equal to the excess shall be paid at the closing of the Refinancing to the holder of the Purchase Money Mortgage in reduction of principal payments due thereunder in inverse order of maturity.  The Purchase Money Mortgage shall further provide that the holder thereof shall, on demand and without charge therefor, execute, acknowledge and deliver any agreement or agreements reasonably required by the mortgagor to confirm such subordination.

(c) The Purchase Money Mortgage shall contain the following additional provisions:

(i) “The mortgagor or any owner of the mortgaged premises shall have the right to prepay the entire unpaid indebtedness together with accrued interest, but without penalty, at any time on or after [insert the day following the last day of the fiscal year of the mortgagee in which the Closing occurs or, if a Prepayment Date is specified in Schedule D, the specified Prepayment Date], on not less than 10 days’ written notice to the holder hereof.”

(ii) “Notwithstanding anything to the contrary contained herein, the obligation of the mortgagor for the payment of the indebtedness and for the performance of the terms, covenants and conditions contained herein and in the note secured hereby is limited solely to recourse against the property secured by this mortgage, and in no event shall the mortgagor or any principal of the mortgagor, disclosed or undisclosed, be personally liable for any breach of or default under the note or this mortgage or for any deficiency resulting from or through any proceedings to foreclose this mortgage, nor shall any deficiency judgment, money judgment or other personal judgment be sought or entered against the mortgagor or any principal of the mortgagor, disclosed or undisclosed, but the foregoing shall not adversely affect the lien of this mortgage or the mortgagee’s right of foreclosure.”

(iii) “In addition to performing its obligations under Section 274-a of the Real Property Law, the mortgagee, if other than one of the institutions listed in Section 274-a, agrees that, within 10 days after written request by the mortgagor, but not more than twice during any period of 12 consecutive months, it will execute, acknowledge and deliver without charge a certificate of reduction in recordable form (a) certifying as to (1) the then unpaid principal balance of the indebtedness secured hereby, (2) the maturity date thereof, (3) the rate of interest, (4) the last date to which interest has been paid and (5) the amount of any escrow deposits then held by the mortgagee, and (b) stating, to the knowledge of the mortgagee, whether there are any a alleged defaults hereunder and, if so, specifying the nature thereof.”

(iv) “All notices required or desired to be given under this mortgage shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, addressed to the mortgagor and mortgagee at the addresses specified in this mortgage or to such other parties or at such other addresses, not exceeding two, as may be designated in a notice given to the other party or parties in accordance with the provisions hereof.”

(v) The additional provisions, if any, specified in a rider hereto.

§2.05. (a)  If the sum paid under paragraph (a) of Schedule C or any other sums paid on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) are paid by check or checks drawn to the order of and delivered to Seller’s attorney or another escrow agent (“Escrowee”*), the Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section.  Escrowee need not hold such proceeds in an interest-bearing account, but if any interest is earned thereon, such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon.  The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request.  At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller.  If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrow shall give written notice to the other party of such demand.  If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment.  If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court.  However, Escrow shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located.  Escrowee shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not .be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

(c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.

(d) If Escrowee is Seller’s attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.

(e) Escrowee may act or refrain from acting in respect of any matter referred to in this §2.05 in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

*or escrow agent

§2.06. In the event that Seller is a “foreign person”, as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the “Code Withholding Section”), or in the event that Seller fails to deliver the certification of non-foreign status required under §10.12(c), or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification, Purchaser shall deduct and withhold from the Purchase Price a sum equal to ten percent (10%) thereof and shall at Closing remit the withheld amount with Forms 8288 and 8288A or any successors thereto) to the Internal Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than ten percent (10%) of the Purchase Price, Purchaser shall have the right to terminate this contract, in which event Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to §13.02.  The right of termination provided for in this §2.06 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

Section 3.	The Closing
§3.01. Except as otherwise provided in this contract, the closing of title pursuant to this contract (“Closing”) shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as “Closing Date”) at the place specified in Schedule D.

Section 4.	Representations and Warranties of Seller
Seller represents and warrants to Purchaser as follows:
§4.01. Unless otherwise provided in this contract, Seller is the sole owner of the Premises.

§4.02. If the Premises are encumbered by an Existing Mortgage(s), no written notice has been received from the Mortgagee(s) asserting that a default or breach exists thereunder which remains uncured and no such notice shall have been received and remain uncured on the Closing Date.  If copies of documents constituting the Existing Mortgage(s) and note(s) secured thereby have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals and the Existing Mortgage(s) and note(s) secured thereby have not been modified or amended except as shown in such documents.

§4.03. Premises shall be delivered vacant and broom clean.

§4.04. If the Premises or any part thereof are subject to the New York City Rent Stabilization Law, Seller is and on the Closing Date will be a member in good standing of the Real Estate Industry Stabilization Association, and, except as otherwise forth in the Rent Schedule, there are no proceedings with any tenant presently pending before the Conciliation and Appeals Board or the New York State Division of Housing and Community Renewal in which a tenant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding orders of the Conciliation and Appeals Board or the New York State Division of Housing and Community Renewal that have not been complied with by Seller.

§4.05. If the Premises or any part thereof are subject to the New York City Emergency Rent and Rehabilitation Law, the rents shown are not in excess of the maximum collectible rents, and, except as otherwise set forth in the Rent Schedule, no tenants are entitled to abatements as senior citizens, there are no proceedings presently pending in which a tenant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding orders that have not been complied with by Seller.

§4.06. If an insurance schedule is attached hereto, such schedule lists all insurance policies presently affording coverage with respect to the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof.

§4.07. If a payroll schedule is attached hereto, such schedule lists all employees presently employed at the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof, and, except as otherwise set forth in such schedule, none of such employees is covered by a union contract and there are no retroactive increases or other accrued and unpaid sums owed to any employee.

§4.08. If a schedule of service, maintenance, supply and management contracts (“Service Contracts”) is attached hereto, such schedule lists all such contracts affecting the Premises, and the information set forth therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof.

§4.09. Seller shall deliver a Certificate of Occupancy for the Premises on or before the Closing.

§4.10. The assessed valuation and real estate taxes set forth in Schedule D, if any, are the assessed valuation of the Premises and the taxes paid or payable with respect thereto for the fiscal year indicated in such schedule.  Except as otherwise set forth in Schedule D, there are no tax abatements or exemptions affecting the Premises.

§4.11. Except as otherwise set forth in a schedule attached hereto, if any, if the Premises are used for residential purposes, each apartment contains a range and a refrigerator, and all of the ranges and refrigerators and all of the items of personal property (or replacements thereof) listed in such schedule, if any, are and on the Closing Date will be owned by Seller free of liens and encumbrances other than the lien(s) of the Existing Mortgage(s), if any.

§4.12. Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law.  If copies of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.

§4.13. Except as otherwise set forth in Schedule D, Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

§4.14. Seller is not a “foreign person” as defined in the Code Withholding Section.

§4.15. Seller is a Corporation that has been duly organized and is validly and presently existing in good standing under the laws of the state of its formation.

§4.16. Seller has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and consummate the transaction contemplated hereby.  Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§4.17. The execution and delivery of this contract and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this contract.  Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Seller of this contract.

§4.18. There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Premises.

For purposes of this Section, the phrase “to Seller’s knowledge” shall mean the actual knowledge of ________________________ without any special investigation.  The representations and warranties made by Seller in this contract shall be deemed restated and shall be true and accurate on the Closing Date.

Section 5.	Acknowledgments, Representations and Warranties of Purchaser
Purchaser acknowledges that:
§5.01. Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the provisions of §7.01, §8.01, and §9.04, shall accept the Premises “as is” and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

§5.02. Before entering into this contract, Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary.  In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Purchaser represents and warrants to Seller that:
§5.03. The funds comprising the Purchase Price to be delivered to Seller in accordance with this contract are not derived from any illegal activity.

§5.04. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and the transaction contemplated hereby.  Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§5.05. The execution and delivery of this contract and the performance of its obligations hereunder by Purchaser will not conflict with any provision of any law or regulation to which Purchaser is subject or any agreement or instrument to which Purchaser is a party or by which it is bound or any order or decree applicable to Purchaser or result in the creation or imposition of any lien on any of Purchaser’s assets or property which would materially and adversely affect the ability of Purchaser to carry out the terms of this contract.  Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Purchaser of this contract.

Section 6.	Seller’s Obligations as to Leases
§6.01. Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not, without Purchase’s prior written consent, which consent shall not be unreasonably withheld:  (a) amend, renew or extend any Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space pursuant to a Tenancy; or (c) terminate any lease or Tenancy except by reason of a default by the tenant thereunder.

§6.02. Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space in the Building which is presently vacant or which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof.  If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within 4 business days after receipt of Seller’s notice if such notice was personally delivered to Purchaser, or within 7 business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall not enter into the proposed lease.  Unless otherwise provided in a schedule attached to this contract, Purchaser shall pay to Seller at the Closing, in the manner specified in §2.02, the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant’s obligation to pay rent would have commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller’s notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant’s occupancy (“Reletting Expenses”), prorated in each case over the term of the proposed lease and apportioned as of the Closing Date.  If Purchaser does not so notify Seller of its objection, Seller shall have the right to enter into the proposed lease with the tenant identified in Seller’s notice and Purchaser shall pay to Seller, in the manner specified in §2.02, the Reletting Expenses, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date.  Such payment shall be made by Purchaser to Seller at the Closing.  In no event shall the amount so payable to Seller exceed the sums actually paid by Seller on account thereof.

§6.03. If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract.  Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser’s prior written consent.  Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.

§6.04. Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder.  The termination of any Lease or Tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

§6.05. Seller hereby indemnifies and agrees to defend Purchaser against any claims made pursuant to §7-107 or §7-108 of the General Obligations Law (the “GOL”) by tenants who resided in the Premises on or prior to the Closing Date other than (a) claims with respect to tenants’ security deposit paid, credited or assigned to Purchaser pursuant to §10.03, (b) claims made pursuant to §7-107 of the GOL with respect to funds for which Seller was not liable, and (c) claims made pursuant to §7-108 of the GOL by tenants to whom Purchaser failed to give the written notice specified in §7108(c) of the GOL within thirty days after the Closing Date.  The foregoing indemnity and agreement shall survive the Closing and shall be in lieu of any escrow permitted by §7-108(d) of the GOL, and Purchaser hereby waives any right it may have to require any such escrow.

Section 7.	Responsibility for Violations
§7.01. Except as provided in §7.02 and §7.03, all notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to the date of this contract by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises and all liens which have attached to the Premises prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable, shall be removed or complied with by Seller.*  If such removal or compliance has not been completed prior to the Closing, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto, except that Purchaser shall not be required to accept such title and may terminate this contract as provided in §13.02 if (a) Purchaser’s Institutional Lender reasonably refuses to provide financing by reason thereof or (b) the Building is a multiple dwelling and either (i) such violation is rent impairing and causes rent to be unrecoverable under Section 302-a of the Multiple Dwelling Law or (ii) a proceeding has been validly commenced by tenants and is pending with respect to such violation for a judgment directing deposit and use of rents under Article 7-A of the Real Property Actions and Proceedings Law.  All such notes or notices of violations noted or issued on or after the date of this contract shall be the sole responsibility Purchaser.  *and seller shall pay all fines and penalties associated therewith.

§7.02. If the reasonably estimated aggregate cost to remove or comply with any violations or liens which Seller is required to remove or comply with pursuant to the provisions of §7.01 shall exceed the Maximum Amount specified in Schedule D (or if none is so specified, the Maximum Amount shall be one-half of one percent of the Purchase Price), Seller shall have the right to cancel this contract, in which event the sole liability of Seller shall be as set forth in §13.02, unless Purchaser elects to accept title to the Premises subject to all such violations or liens, in which event Purchaser shall be entitled to a credit of an amount equal to the Maximum Amount against the monies payable at the Closing.

§7.03. [Omitted]

§7.04. If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 8.	Destruction, Damage or Condemnation
The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract.

Section 9.	Covenants of Seller
Seller covenants that between the date of this Closing:

§9.01. [Omitted]

§9.02. Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days’ notice.

§9.03. If an insurance schedule is attached hereto, Seller shall maintain in full force and effect until the Closing the insurance policies described in such schedule or renewals thereof for no more than one year of those expiring before the Closing.

§9.04. No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

§9.05. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  Real estate tax refunds and credits received after the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

Section 10.	Seller’s Closing Obligations
At the Closing, Seller shall deliver the following to Purchaser:
§10.01. A statutory form of bargain and sale deed with covenants against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract.

§10.02. [Omitted]

§10.03. [Omitted]

§10.04. [Omitted]

§10.05. All Service Contracts initialed by Purchaser and all others in Seller’s possession which are in effect on the Closing Date and which are assignable by Seller.

§10.06. An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in those Service Contracts, insurance policies, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

§10.07. (a) Written consent(s) of the Mortgagee(s), if required under §2.03(b), and (b) certificate(s) executed by the Mortgagee(s) in proper form for recording and certifying (i) the amount of the unpaid principal balance thereof, (ii) the maturity date thereof, (iii) the interest rate, (iv) the last date to which interest has been paid thereon and (v) the amount of any escrow deposits held by the Mortgagee(s).  Seller shall pay the fees for recording such certificate(s).  Any Mortgagee which is an Institutional Lender may furnish a letter complying with Section 274-a of the Real Property Law in lieu of such certificate.

§10.08. An assignment of all Seller’s right, title and interest in escrow deposits for real estate taxes, insurance premiums and other amounts, if any, then held by the Mortgagee(s).

§10.09. All original insurance policies with respect to which premiums are to be apportioned or, if unobtainable, true copies or certificates thereof.

§10.10. To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

§10.11. Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

§10.12. (a) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and (b) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury.  Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

§10.13. To the extent they are then in Seller’s possession, copies of current painting and payroll records.  Seller shall make all other Building and tenant files and records available to Purchaser for copying, which obligation shall survive the Closing.

§10.14. An original letter, executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

§10.15. Notice(s) to the Mortgagee(s), executed by Seller or by its agent, advising of the sale of the Premises to Purchaser and directing that future bills and other correspondence should thereafter be sent to Purchaser or as Purchaser may direct.

§10.16. If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller’s board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law.  The deed referred to in §10.01 shall also contain a recital sufficient to establish compliance with such law.

§10.17. Possession of the Premises in the condition required by this contract, subject to the Leases and Tenancies, and keys therefor.

§10.18. A blanket assignment, without recourse or representation, of all Seller’s right, title and interest, if any, to all contractors’, suppliers’, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises on the Closing Date and a true and complete copy of each thereof.

§10.19. Notwithstanding anything to the contrary contained herein, seller shall be responsible for the payment of all transfer taxes associated with this transaction including but not limited to NYC and NYS transfer taxes.

§10.20. A certificate of Seller confirming that the warranties and representations of Seller set forth in this contract are true and complete on and as of the Closing Date (the statements made in such certificate shall be subject to the same limitations on survival as are applicable to Seller’s representations and warranties under §4).

§10.21. Any other documents required by this contract to be delivered by Seller.

Section 11.	Purchaser’s Closing Obligations
At the Closing, Purchaser shall:
§11.01. Deliver to Seller checks or wire transfer of immediately available federal funds to Seller, in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12, plus the amount of escrow deposits, if any, assigned pursuant to § 10.08.

§11.02. Deliver to Seller the Purchase Money Mortgage, if any, in proper form for recording, the note secured thereby, financing statements covering personal property, fixtures and equipment included in this sale and replacements thereof, all properly executed, and Purchaser shall pay the mortgage recording tax and recording fees for any Purchase Money Mortgage.

§11.03. [Omitted]

§11.04. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

§11.05. [Omitted]

§11.06. Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this contract are true and complete as of the Closing Date.

§11.07. Deliver any other documents reasonably required by this contract to be delivered by Purchaser.

Section 12.	Apportionments
§12.01. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

(a) prepaid rents and Additional Rents (as defined in § 12.03) and revenues, if any, from telephone booths, vending machines and other income-producing agreements;

(b) interest on the Existing Mortgage(s);

(c) real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premise, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available.

(d) wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Premises, whose employment was not terminated at or prior to the Closing;

(e) value of fuel stored on the Premises, at the price then charged by Seller’s .supplier, including any taxes;

(f) charges under transferable Service Contracts or permitted renewals or replacements thereof;

(g) permitted administrative charges, if any, on tenants’ security deposits;

(h) dues to rent stabilization associations, if any;

(i) insurance premiums on transferable insurance policies listed on a schedule hereto or permitted renewals thereof;

(j) Reletting Expenses under §6.02, if any; and

(k) any other items listed in Schedule D.

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation.  Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed.  An discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

§12.02. [Omitted]

§12.03. [Omitted]

Section 13.	Objections to Title, Failure of Seller or Purchaser to Perform and Vendee’s Lien
§13.01. Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller’s attorney upon receipt.  Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days or until the expiration date of any written commitment of Purchaser’s Institutional Lender delivered to Purchaser prior to the scheduled date of Closing, whichever occurs first, to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.  Notwithstanding anything to the contrary contained herein, a copy of the title report or any updates thereto shall be deemed sufficient notice of any and all title objections.

§13.02. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller.  If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser’s title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises or the net cost of a new survey of the Premises if there was no existing survey or the existing survey was not capable of being updated and a new survey was required by Purchaser’s Institutional Lender.  Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14.  Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D (or if none is so specified, the Maximum Expense shall be one-half of one percent of the Purchase Price) to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to pay off at the Closing, to the extent of the monies payable at the Closing, mortgages or other liens on the Premises which can be satisfied or discharged by payment of a sum certain, other than Existing Mortgages, of which Seller has actual knowledge.

§13.03. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record.  Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with §2.02.  If Purchaser’s title insurance company is willing to insure both Purchaser and Purchaser’s Institutional Lender, if any, that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser’s Institutional Lender reasonably refuses to accept such insurance in lieu of actual payment and discharge, Seller shall have the right, in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure.  In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

§13.04. If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

§13.05. Purchaser shall have a vendee’s lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 14.	Broker
§14.01. If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D.  The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D.  If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction.  Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph.  The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15.	Notices
§15.01. All notices under this contract shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, or by prepaid overnight courier with receipt acknowledged, addressed as set forth in Schedule D, or as Seller or Purchaser shall otherwise have given notice as herein provided.

Section 16.	Limitations on Survival of Representations, Warranties, Covenants and other Obligations
§16.01. Except as otherwise provided in this contract, no representations, warranties, covenants or other obligations of Seller set forth in this contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.  The representations, warranties, covenants and other obligations of Seller set forth in §4.03, §601 and §6.02 shall survive until the Limitation Date specified in Schedule D (or if none is so specified, the Limitation Date shall be the date which is six months after the Closing Date), and no action based thereon shall be commenced after the Limitation Date.

§16.02. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17.	Due Diligence Period - SEE ADDITIONAL RIDER
§17.01. [Omitted]

§17.02. [Omitted]

§17.03. During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser and agrees to make available to Purchaser and its agents all of the books, files and records relating to the Premises which are in the possession or under the control of Seller.

§17.04. Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage caused by the inspection of the Premises by Purchaser, its agents, consultants or representatives.

§17.05. [Omitted]

Section 18.	Miscellaneous Provisions
§18.01. If consent of the Existing Mortgagee(s) is required under §2.03(b), Purchaser shall not assign this contract or its rights hereunder without the prior written consent of Seller.  No permitted assignment of Purchaser’s rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee.  The term “Purchaser” shall be deemed to include the assignee under any such effective assignment.

§18.02. This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract.  Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

§18.03. This contract shall be governed by, and construed in accordance with, the law of the State of New York.

§18.04. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

§18.05. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

§18.06. This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

§18.07. As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

§18.08. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail.  Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

In Witness Whereof, the parties hereto have executed this contract as of the date first above written.

Seller:	COFFEE HOLDING CO., INC.

/s/ Andrew Gordon
	By:	Andrew Gordon

Purchaser:	4401 1st AVE LLC

	By:	/s/ Anthony Gallina
	By:	/s/ Y. Baron

Receipt by Escrowee

The undersigned Escrowee hereby acknowledges receipt of $150,000.00, by check subject to collection, to be held in escrow pursuant to §2.05.

Schedule A
DESCRIPTION OF PREMISES

(to be attached separately and to include tax map designation)

Schedule B
PERMITTED EXCEPTIONS

1.     Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable.

2.     Consents of record by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.

3.     [Omitted]

4.     [Omitted]

5.     Unpaid installments of assessments not due and payable on or before the Closing Date.

6.     Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Premises or owned by Tenants.

7.    (a) Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises.*

       (b) Minor encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises.

       (c) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

       (d) Any state of facts that an accurate survey would disclose, provided that such facts do not render title unmarketable.

*and provided the same does not render title unmarketable.

Schedule C
PURCHASE PRICE

The Purchase Price shall be paid as follows:

(a) By check subject to collection, the receipt of which is hereby acknowledged by Seller:	$150,000.00

(b) By check or checks delivered to Seller at the Closing in accordance with the provisions of §2.02:	$-

(c) By acceptance of title subject to the following Existing Mortgage(s):	$2,850,000.00

(d) By execution and delivery to Seller by Purchaser or its assignee of a note secured by a Purchase Money Mortgage on the Premises, payable as follows:	$-0-

Purchase Price	$3,000,000.00

Schedule D
MISCELLANEOUS
    1.     Title insurer designed by the parties (§1.02):
    2.     Last date for consent by Existing Mortgagee(s) (§2.03(b)):  N/A
    3.     Maximum Interest Rate of any Refinanced Mortgage (§2.04(b)):  N/A
    4.     Prepayment Date on or after which Purchase Money Mortgage may be prepaid (§2.04(c)): N/A
    5.     Seller’s tax identification number (§2.05):  11-223-8111
    6.     Purchaser’s tax identification number (§2.05):
    7.     Scheduled time and date on Closing (§3.01):  on or about May 22, 2009
    8.     Place of Closing (§3.01):  office of seller’s attorney or office of attorney for lending institution
    9.     Assessed valuation of Premises (§4.10):
          Actual Assessment:
          Transition Assessment:
    10.   Fiscal year and annual real estate taxes on Premises (§4.10):  7/08 - 6/09  apx. $34,000.00
    11.   Tax abatements or exemptions affecting Premises (§4.10):  NONE
    12.   Assessments on Premises (§4.13):  0
    13.   Maximum Amount which Seller must spend to cure violations, etc. (§7.02):  $30,000.00
    14.   Maximum Expense of Seller to cure title defects, etc. (§13.02):   $30,000.00
    15.   Broker, if any (§14.01):  NONE
    16.   Party to pay broker’s commission (114.01):  N/A
    17.   Address for notices (§15.01):

        If to Seller:
       COFFEE HOLDING CO., INC.
       with a copy to Seller’s attorney:
       GERARD DE CAPUA, ESQ.
       430 Sunrise Highway
       Rockville Centre, NY 11570

        If to Purchaser:
       4401 1st AVE LLC.
       with a copy to Purchaser’s attorney:
       ANTHONY CLEMENZA, ESQ.
       CARONE & ASSOCIATES, PLLC
       2132 Flatbush Ave.
       Brooklyn, NY 11234

    18.    [Omitted]
    19.    [Omitted]

Schedule E
RENT SCHEDULE

(to be attached separately)

NONE

Schedule F
FORM OF ESTOPPEL LETTER

(to be attached separately)

NONE

SCHEDULE A

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Brooklyn, County of Kings, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southeasterly side of 1st Avenue and the southwesterly side of 44th Street;

RUNNING THENCE Southeasterly along the southwesterly side of 44th Street, 150 feet;

THENCE Southwesterly and parallel with the southeasterly side of First Avenue, 100 feet;

THENCE Northwesterly and parallel with the southwesterly side of 44th Street, 150 feet to the southeasterly side of First Avenue; and

THENCE Northeasterly along the southeasterly side of First Avenue, 100 feet to the corner at the point or place of beginning.

RIDER TO CONTRACT OF SALE

COFFEE HOLDING CO., INC., Seller
TO
ANTHONY GALLINA, Purchaser

Mortgage Commitment Contingency.

(a)           The obligation of Purchaser to purchase under this contract is conditioned upon issuance, on or before ninety (90) days after Contract is fully executed, copy of this contract is given to Purchaser or Purchaser’s attorney, of a written commitment from an Institutional Lender pursuant to which such Institutional Lender agrees to make a first mortgage loan, other than a VA, FHA or other governmentally insured loan, to Purchaser, at Purchaser’s sole cost and expense, of $2,400,000.00 or a term of at least 15 years (or such lesser sum or shorter term as Purchaser shall be willing to accept) at the prevailing fixed rate of interest and on other customary commitment terms (the “Commitment”).  To the extent a Commitment is conditioned on no material adverse change in Purchaser’s financial condition or any other customary conditions, Purchaser accepts the risk that such conditions may not be met; however, a commitment conditioned on the Institutional Lender’s approval of an appraisal shall not be deemed a “Commitment” hereunder until an appraisal is approved (and if that does not occur before the Commitment Date, Purchaser may cancel this contract.)

(b)           Purchaser shall (i) make prompt application to one or, at Purchaser’s election, more than one Institutional Lender for such mortgage loan, (ii) furnish accurate and complete information regarding Purchaser and members of Purchaser’s family, as required, (iii) pay all reasonable fees, points and charges required in connection with such application and loan, (iv) pursue such application with diligence, and (v) cooperate in good faith with such Institutional Lender(s) to obtain a Commitment.  Purchaser shall accept a Commitment and shall comply with all requirements of such Commitment (or any other commitment accepted by Purchaser).  Purchaser shall furnish Seller with a copy of the Commitment promptly after receipt thereof.

(c)           (Delete this subparagraph if inapplicable)  Prompt submission by Purchaser of an application to a mortgage broker registered pursuant to Article 12-D of the New York Banking Law (“Mortgage Broker”) shall constitute full compliance with the terms and conditions set forth herein, provided that such Mortgage Broker promptly submits such application to such Institutional Lender(s).  Purchaser shall cooperate in good faith with such Mortgage Broker to obtain a Commitment from such Institutional Lender(s).

(d)           If all Institutional Lenders to whom applications were made deny such applications in writing prior to the Commitment Date, Purchaser may cancel this contract by giving Notice thereof to Seller, with a copy of such denials, if available, provided that Purchaser has complied with all its obligations under this paragraph 8.

(e)           If no Commitment is issued by the Institutional Lender on or before the Commitment Date, then, unless Purchaser has accepted a written commitment from an Institutional Lender that does not conform to the terms set forth herein, Purchaser may cancel this contract by giving Notice to Seller provided that such Notice includes the name and address of the Institutional Lender(s) to whom application was made and that Purchaser has complied with all its obligations under this contract.

(f)           If this contract is canceled by Purchaser pursuant to this paragraph, neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this contract, except that the Downpayment shall be promptly refunded to Purchaser.

(g)           If Purchaser fails to give timely Notice of cancellation or if Purchaser accepts a written commitment from an Institutional Lender that does not conform to the terms set forth herein, then Purchaser shall be deemed to have waived Purchaser’s right to cancel this contract and to receive a refund of the Downpayment by reason of the contingency contained under this contract.

(h)           If Seller has not received a copy of a commitment from an Institutional Lender accepted by Purchaser by the Commitment Date, Seller may cancel this contract by giving a written Notice to Purchaser after a ten day period, which cancellation shall become effective unless Purchaser delivers a copy of such commitment to Seller within such 10 days.  After such cancellation neither party shall have any further rights against, or obligations or liabilities to, the other by reason of this contract, except that the Downpayment shall be promptly refunded to Purchaser.

(i)           For purposes of this contract, the term “Institutional Lender” shall mean any bank, savings bank, private banker, trust company, savings and loan association, credit union or similar banking institution whether organized under the laws of this state, the United States or any other state; foreign banking corporation licensed by the Superintendent of Banks of New York or regulated by the Comptroller of the Currency to transact business in New York State; insurance company duly organized or licensed to do business in New York State; mortgage banker licensed pursuant to Article 12-D of the Banking Law; and any instrumentality created by the United States or any state with the power to make mortgage loans.

(j)           For purposes of this agreement, Purchaser shall be deemed to have been given a fully executed copy of this contract on the third business day following the date of ordinary or regular mailing, postage prepaid.

Due Diligence:  SEE ADDITIONAL RIDER ATTACHED

Assignment:

The Purchaser has the right to assign this contract of sale to a corporation or limited liability company in which the Purchaser is a majority shareholder or managing member.

**

Dated:  MARCH _____, 2009

Coffee Holding Co., Inc.	4401 1st AVE LLC

/s/ Andrew Gordon	/s/ Anthony Gallina
By: Andrew Gordon, Seller
/s/ Y. Baron

**Leasehold Agreement

At closing purchaser shall execute any and all documents, to effectuate the termination of sellers lease with the purchaser for adjacent property located at _______________, Brooklyn, New York.  Purchaser/Landlord shall refund security the Seller/Tenant

ADDITIONAL RIDER TO CONTRACT OF SALE
Between Coffee Holding Co., Inc., as Seller, and
4401 1st AVE LLC, as Purchaser
Dated April ___, 2009

1.          In the event of any inconsistency between the provisions of this Additional Rider and those contained in the printed portion of this Contract or the Rider to which this Additional Rider is annexed, the provisions of this Additional Rider shall govern and be binding.  The printed form of the Contract, the rider to contract and this Additional Rider are referred to collectively as the “Contract”.

2.          Title.  Seller shall give, and Purchaser shall accept, fee simple title to the Premises subject only to the matters referred to in the Contract.  Notwithstanding anything to the contrary contained herein, Seller shall have the following obligations with respect to satisfying or clearing title:

(a)           with respect to any lien, mortgage, encumbrance or outstanding interest or question of title which is created by Seller’s execution of a document, Seller shall be obligated to cure and satisfy the same at Closing and expend all amounts necessary to cure and satisfy the same;

(b)           with respect to any monetary title objections including without limitation any mechanic liens or judgments, except mortgages as covered in Section (a) above, Seller shall be obligated to cure and satisfy the same at Closing and expend all amounts necessary to cure and satisfy the same;

(c)           with respect to any non-monetary title objections, Seller shall be obligated with respect to each to expend up to the amount of one hundred thousand and 00/100 dollars ($100,000.00) in order to cure and satisfy the same; and

(d)           If, pursuant to the terms of this Contract, Seller is unable to transfer title to the Premises in accordance with the terms of this Contract, then Purchaser, at Purchaser’s sole election, may (i) elect to accept the Premises subject to such exceptions with an abatement of the purchase price in the amount of the lien subject to the limitations set forth in 2(b) and 2(c) set forth above, in which event Purchaser shall close title hereunder notwithstanding the existence of such title objections, or (ii) elect to terminate this Contract by written notice given to Seller, in which event Purchaser shall be entitled to a return of the Deposit, and Seller shall promptly cause the Escrow Agent to deliver to Purchaser the Deposit.  Upon such return and delivery of the Deposit to the Purchaser, this Contract shall terminate and neither party hereto shall have any further obligations hereunder.  At the closing Seller shall deliver such affidavits, certificates and other instruments as are reasonably requested by the title company.

3.          Seller represents and warrants to Purchaser that:

(a)           Seller has received no notices of default from any third party who is benefited by any restriction, condition or agreement contained in any instrument affecting the Premises and, to the best of Seller’s knowledge, there are no violations of any such restriction, condition or agreement;

(b)           There are no charges, complaints, actions, proceedings, investigations or litigation pending or, to the best of Seller’s knowledge, threatened against or involving Seller or the Premises that, if adversely determined, would adversely affect the Premises;

(c)           There is no condemnation proceeding pending with regard to all or part of the Premises and, to the best of Seller’s knowledge, there is no such proceeding threatened by any governmental authority;

(d)           There are no ground leases, leases, subleases, license agreements, or any other forms of occupancy agreements in effect with respect to the Premises;

(e)           INTENTIONALLY OMITTED;

(f)           INTENTIONALLY OMITTED;

(g)           To the best of Seller’s knowledge, there are no hazardous wastes, substances or environmental contaminants located at the Premises as of the date hereof in violation of any applicable environmental law, regulation or order.  There are not now nor, to the best of Seller’s knowledge, have there ever been any underground storage tanks on the Premises;

(h)           There are no assessments or impact fees for public improvements made or charged or proposed against the Premises, including without limitation those for street widenings, intersection restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

(i)           There are no tax abatements or exemptions of any kind or nature whatsoever affecting the Premises; and

(j)           Seller has not received any written notice of any pending or threatened requests for information or inquiries from any governmental authority or any investigations, action, suits, claims or proceeding relating to the existence, generation, release, production, disposal, treatment, emission, migration, transportation or storage of any hazardous substances in or on the Property.

(k)           To the best of Seller’s knowledge, there are no proposed or pending zoning changes at the Premises and the Premises or any portion thereof are not identified as a historic district or a landmark.

Seller agrees that the representations and warranties set forth above shall be, as a condition to Purchaser’s obligation to close, true as of the Closing and Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any liability, cost and expense, including reasonable attorneys’ fees, in the event of any breach of the representations contained in this Contract.  At the Closing, Seller shall deliver a certificate of the Seller stating that the representations made pursuant to the terms hereof are true and correct as of the Closing Date.

4.         Seller covenants to Purchaser from and after the date hereof that:

(a)           Seller shall promptly give Purchaser copies of any written notices Seller receives in connection with any of the representations and warranties made by Seller in Paragraph 3 above;

(b)           The Premises shall be maintained and operated in a manner consistent with Seller’s past practices; and

(d)           Seller shall not knowingly and intentionally place any further liens or encumbrances upon the Premises.

5.         Due Diligence.

(a)    Notwithstanding anything to the contrary contained herein, Seller agrees that Purchaser shall have the right to perform any due diligence Purchaser deems appropriate on the Premises (the “Due Diligence Period”) during the period commencing as of the date hereof and ending at 5:00 p.m. Eastern Standard Time thirty (30) days after the date hereof (the “Due Diligence Expiration Date”) which due diligence shall include, but not be limited to investigating for the existence of any asbestos or any other hazardous or toxic material, performing an environmental Phase I assessment of the Premises, environmental Phase II assessment of the Premises, ground water analysis, geotechnical site assessment, and any other examination of the Premises that Purchaser deems appropriate.

(b)    If Purchaser, in its sole discretion, determines that it is not satisfied with the Premises during the Due Diligence Period, as the same may be extended, at the Premises, for any reason or for no reason, Purchaser shall have the right to elect to cancel this Contract by sending written notice to Seller of its intent to cancel the Contract (the “Cancellation Notice”) which Cancellation Notice shall be delivered to Seller on or before the Due Diligence Expiration Date.  In the event that the Purchaser elects to deliver a Cancellation Notice, Seller shall instruct Escrow Agent to return the Deposit to Purchaser within five (5) business days after receipt of the Cancellation Notice and, upon such return of the Deposit to Purchaser, this Contract shall become void and of no further force or effect, neither party hereto shall have any further claim against the other by reason of this Contract, and the lien of Purchaser against the Premises shall wholly cease.

6.         Damages.

(a)           INTENTIONALLY OMITTED.

(b)           In the event that Seller defaults under this Contract, Purchaser shall have and reserves the right to any and all remedies either by law or equity, including and without limitation specific performance.

7.           Purchaser and its employees and agents and authorized representatives may enter upon the Premises after the date hereof upon reasonable request to Seller and, while thereon, may make surveys, appraisals, take measurements, test conditions, make structural and engineering studies, and generally inspect the Premises.

8.           The parties hereto each agree to act in good faith, to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Contract), and to correct such errors, omissions or mistakes made by either party at or prior to the Closing and which may be reasonably requested from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract, provided such documents are customarily delivered in real estate transactions in the City of New York or are otherwise required due to circumstances involved in the transaction contemplated hereunder and do not impose any material obligations upon any party hereunder except as set forth in this Contract.

9.           (a) Prior to the Closing, Seller shall not commence, withdraw, settle or otherwise compromise any proceedings to review the real estate tax assessment of the Premises applicable to the fiscal tax year in which the Closing occurs without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.  Upon Closing, Purchaser shall take over the prosecution and control of any such tax proceedings then pending with respect to the fiscal tax year in which the Closing occurs, and Seller shall execute and deliver such instruments (and shall otherwise reasonably cooperate with Purchaser) in order to effectuate such transfer.  In the event such proceedings result in a refund of any real estate taxes paid in respect of such fiscal tax year, such refund, less expenses, including without limitation reasonable attorneys’ and appraisers’ fees (which fees shall be paid to Purchaser from the refund proceeds prior to any apportionment), shall be apportioned between Seller and Purchaser as of the Closing (based on the number of days each owned the Premises during such period to which the refund is applicable), and the corresponding amount shall be paid over by the party receiving the same to the party entitled thereto promptly upon receipt thereof.

(b)           After the Closing, Purchaser shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, withdraw, settle or otherwise compromise any proceedings to review the real estate tax assessment of the Premises applicable to the fiscal tax year in which the Closing occurs or which directly affects such tax year or prior tax years if such withdrawal, settlement or other compromise would result in the fiscal tax year in which the Closing occurs being treated in a manner that is disproportionately unfavorable when considered in light of other fiscal periods covered by such withdrawal, settlement or compromise.  In the event any such proceedings with respect to the fiscal tax year in which the Closing occurs results in a refund of any real estate taxes paid in respect of such fiscal tax year or (in lieu of such a refund) a credit against future real estate taxes payable by Purchaser, such refund or credit, less expenses, including without limitation reasonable attorneys’ and appraisers’ fees (which fees shall be paid to Purchaser from the refund proceeds prior to any apportionment), shall be apportioned between Seller and Purchaser as of the Closing (based on the number of days each owned the Premises during such period to which the refund is applicable) and the corresponding amount shall be paid over by the party receiving same to the party entitled thereto promptly upon receipt thereof in the case of a refund or promptly after the determination and application of the amount of the credit in the case of a credit against future real estate taxes payable by Purchaser.  Purchaser may control any such tax review proceedings for the real estate fiscal tax year in which the Closing occurs.

(c)           The provisions of this Article shall survive the Closing.

10.           Notwithstanding anything to the contrary contained herein, on or before the Closing, Seller shall remove the following items from the Premises:  (a) any and all loading docks; (b) debris; (c) materials stored at the Premises, including but not limited to the pipes stacked on the floor; and (d) any and all machinery and equipment stored at the Premises.  Furthermore, the Premises shall be delivered vacant and broom clean.

11.           Notwithstanding anything to the contrary contained herein, Seller shall be responsible to obtain an actual water meter reading dated no more than thirty (30) prior to the Closing Date.

12.           Miscellaneous.

(a)           This Contract may be signed in counterparts and when each executed counterpart is taken together, the same shall be deemed one complete original Contract.

(b)           If any dates contained herein expire or terminate on a non-business day (i.e. weekends or federal holidays) those such dates shall be deemed to be the following business day.

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In witness whereof, the parties hereto have duly executed this Contract on the day and year first above written.

COFFEE HOLDINGS CO., INC.

SELLER:	By:	/s/ Andrew Gordon
Name:
Title:

4401 1st AVE LLC

PURCHASER:	By:	/s/ Anthony Gallina
Name
Title

By:	/s/ Y. Baron
Name
Title